SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
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                               General Mills, Inc.
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On August 30, 2000, General Mills, Inc. provided a written communication to members of General Mills management (with later distribution to employees via General Mills' intracompany website) containing the following text:


PILLSBURY PRODUCES PROFIT, NOT LOSS

Media coverage of the General Mills' preliminary proxy filing has prompted questions about Pillsbury's financial performance.

First, be assured that Pillsbury is a healthy business, with approximately
$533 million in earnings before interest, taxes and earnings from joint ventures for its fiscal year ended June 30, 2000, as reported in the proxy. Second, nothing has changed our original assessment of Pillsbury's business. We assessed the Pillsbury business on the basis of operating earnings (earnings excluding interest, non-cash amortization expense and unusual expenses), and their actual results for the fiscal year ended June 30, 2000, are on target with our expectations.

The media have reported Pillsbury's net loss of $141 million, which represents their bottom line earnings, as follows (in millions):


    Earnings before interest, taxes and earnings from joint ventures   $  533
    Interest expense                                                     (700)
    Income tax benefit                                                      4
    Earnings from joint ventures, net of income taxes                      22
    Reported Net Loss                                                  $ (141)

But several factors would change after the close. Here's how.

Pillsbury's present debt is unusually high, driven primarily by inter-company debt owed to other Diageo affiliates. At closing, our acquisition agreement with Diageo requires that debt level be reduced to $5.14 billion. That would be $2.5 billion less debt than Pillsbury carries today. General Mills also expects to carry this reduced debt at a lower interest rate than Diageo is currently charging Pillsbury internally. We expect the combination of these two factors to reduce Pillsbury's interest expense by an estimated $340 million when it becomes part of THE NEW GENERAL MILLS. This change alone would push Pillsbury from a net loss to a net profit.

Second, Pillsbury's reported earnings are being further reduced by a non-cash charge of over $200 million for amortization of intangibles. This charge against Pillsbury's earnings will be eliminated at closing, though the Pillsbury acquisition will produce a similar amortization charge for General Mills.

Finally, Pillsbury had $63 million in unusual expenses related to restructuring and integration costs that are not part of ongoing operating profits.

The net losses that were reported in the media reflect the level of interest and amortization Pillsbury carries today. Pillsbury's profits and cash flows on an operating basis have been consistently strong. It is an attractive addition to the General Mills portfolio.


GENERAL MILLS FILES PRELIMINARY PROXY STATEMENT

General Mills filed its preliminary proxy with the U.S. Securities and Exchange Commission on Aug. 22. It is now available on the SEC's Web site. To access the filing, click here:
http://www.sec.gov/Archives/edgar/data/40704/0000912057-00-038709.txt

MALINA PROFILES A SUCCESSFUL TRANSACTION

Dan Malina, Vice President, Corporate Development, presented a comprehensive overview of the Pillsbury proposed acquisition to the General Mills Leadership Team on Wednesday, Aug. 23. Here's a recap for those of you who were unable to attend.

STRATEGIC RATIONALE IS CLEAR
The strategic rationale for General Mills' acquisition of Pillsbury is clear.

"The vast majority of Pillsbury's revenue base is on trend," explains Malina. "Pillsbury has strong positions in faster growing categories, allowing us to improve our convenience profile. The Foodservice products and distribution strength gives us a strong profile for rapid growth in that channel. Pillsbury also has a great international business with a strong infrastructure that plays in markets in which we'd like to grow the traditional General Mills businesses as well."

Pillsbury's proprietary refrigerated dough products accounted for 60 percent of its revenue in its most recent fiscal year, providing THE NEW GENERAL MILLS with a significant new source of sales and profits. Pillsbury also offers consumers portability and convenience. The company ranks number two in frozen breakfast pastries and waffles. Totino's is number one in frozen hot snacks. And Pillsbury extends our reach in ethnic markets with Old El Paso, number one in Mexican dinner kits and shells, and potentially with Progresso, ranked number two in ready-to-serve soup.

Combining Pillsbury's businesses with General Mills' will also drive synergies in refrigerated/dairy case distribution and center store sales and distribution. "Our supply chain will be more efficient and we'll expand our marketing, R&D innovation and expertise," Malina explains, "while the acquisition of Pillsbury's International operations also gives us manufacturing, distribution and sales infrastructure in a number of fast-growing global markets."

PRICE IS RIGHT
Malina points out that, of the largest transactions in 2000 (to date), two were food deals while eight were in the technology sector. "At 10.8X EBITDA (earnings before interest, tax, depreciation and amoritization), we feel we got a fair price, and if our investment bankers were here, they would say the same," says Malina, explaining that Philip Morris paid 13.7X EBITDA for Nabisco Holdings, while Unilever paid 14.4X EBITDA for BestFoods.

INTEGRATION IS KEY
"Research indicates that two out of three mergers and acquisitions fail. The difference between success and failure is in the speed of a well-executed integration plan.

"Our first priority (must be) to deliver on our business plans this year," Malina says. "Beyond that, the leadership team - all of us - must be fully committed to the plan.

"We must choose the right integration approach, an approach that keeps the focus on meeting customer needs. We've got to look outside to find the best possible solutions. That means using outside process management consultants, like PriceWaterhouse, to develop solid strategies for success."

In seeking synergies, "We've got to align our resources and build meaningful measures for improved performance."

EVERYONE PLAYS A CRITICAL ROLE
"Successful integrations are by and about people," Malina concludes. "Everyone on this team has a critical role in determining the success of the integration. Right now we're putting the integration plan in place. Be assured that speed is absolutely critical. People will be given responsibility for tasks with timeframes and milestones so that, when the deal closes, we hit the ground running."
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                             IMPORTANT INFORMATION:
                             ----------------------

General Mills filed a preliminary proxy statement on Schedule 14A with the United States Securities and Exchange Commission (the "SEC") on August 22, 2000 in connection with two proposals relating to General Mills' proposed acquisition of Pillsbury to be submitted to General Mills stockholders for approval. STOCKHOLDERS OF GENERAL MILLS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the definitive proxy statement when it becomes available at the SEC's website at www.sec.gov. General Mills and its directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the proposals relating to the proposed transaction. The preliminary proxy statement on Schedule 14A filed with the SEC contains information on General Mills directors' and executive officers' ownership of General Mills common stock.

The materials in this filing contain forward-looking statements based on management's current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. In particular, our predictions about the Pillsbury acquisition could be affected by regulatory and stockholder approvals; integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. In addition, our future results also could be affected by a variety of factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuations in the cost and availability of supply-chain resources; and foreign economic conditions, including currency rate fluctuations. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.